UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Named Executive Officer Compensation

On December 6, 2007, the Board of Directors of Exelixis, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors, approved the 2008 base salaries (effective as of January 1, 2008) and 2008 target cash bonus program and amounts, expressed as a percentage of 2008 base salaries, for the Company’s principal executive officer, principal financial officer and other named executive officers (as defined under applicable securities laws).

Cash bonuses under the 2008 bonus program are discretionary, but the Compensation Committee of the Board of Directors set bonus targets (expressed as a percentage of base salary) based on the seniority of the applicable position and intends to take into account the achievement of company-wide and, other than for the Company’s chief executive officer and the Company’s president of research and development, applicable division or department performance, objectives. The Company’s company-wide goals for 2008 were recommended by the Compensation Committee and approved by the Board of Directors and include both research and development and business goals. The Compensation Committee follows guidelines that provide that the portion of a named executive officer’s total bonus target that is tied to the company-wide performance component increases with the seniority of the named executive officer’s position. For 2008, at least 80% of the target cash bonus amounts for each of the Company’s executive vice presidents and senior vice presidents will be based on the Company performance component, and 100% of the target bonus amounts for the Company’s chief executive officer and the Company’s president of research and development will be based on the Company performance component. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each named executive officer’s annual cash bonus to be tied to company-wide and division or department performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses and does not attempt to quantify the level of achievement of corporate goals or the extent to which each named executive officer’s division or department contributed to the overall success of the Company. Whether or not a bonus is paid for 2008 is within the discretion of the Board of Directors. The actual bonus awarded in 2008, if any, may be more or less than the target, depending on individual performance and the achievement of the Company’s overall objectives.

On December 6, 2007, the Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors, also approved cash bonus payments for each of the Company’s named executive officers in recognition of each of their 2007 performance. The amounts of the cash bonus payments are within the previously disclosed 2007 target cash bonus amounts set by the Compensation Committee and approved by the Board of Directors in December 2006. The cash bonus payments for 2007 performance will be made to the Company’s named executive officers in January 2008.

The 2008 base salaries, 2008 target cash bonus amounts and the cash bonus payments for 2007 performance for each of the Company’s named executive officers are listed in Exhibit 10.1 attached hereto and incorporated herein by reference.

Additional information regarding compensation of the named executive officers, including the factors considered by the Compensation Committee in determining compensation, will be included in the Company’s 2008 proxy statement.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Compensation Information for the Company’s Named Executive Officers.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: December 12, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Compensation Information for the Company’s Named Executive Officers.